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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 22, 1995 with respect to the Consolidated Financial Statements of Caribiner International, Inc., our report dated November 15, 1996 with respect to the Financial Statements of Total Audio Visual Services a division of General Electric Capital Computer Leasing Corporation) and our report dated December 18, 1996 with respect to the Consolidated Financial Statements of SCH International Limited in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Caribiner International, Inc. for the registration of 2,159,930 shares of its common stock.

                                          /s/ Ernst & Young LLP

New York, NY
December 19, 1996